SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 15, 2007

Multi-Color Corporation

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Ohio	0-16148	31-1125853
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

50 E-Business Way, Sharonville, Ohio	45241
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

Registrant’s telephone number, including area code 513/381-1480

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 15, 2007, Multi-Color Corporation, (the “Company”) entered into a new five-year senior secured revolving credit agreement (“Credit Agreement”) by and among the Company, certain financial institutions (the “Lenders”) and LaSalle Bank National Association (“LaSalle”) as Administrative Agent.

The Credit Agreement provides for a $50 million senior secured revolving credit facility, which the Company may elect to increase by up to $50 million subject to certain terms as described in the loan documents. The Credit Agreement also includes a subfacility for letters of credit issued by LaSalle or one of its affiliates, multi-currency borrowings and swingline loans. The Credit Agreement replaces the Company’s existing credit agreement and provides for the repurchase of stock, payment of dividends, acquisitions, capital expenditures, working capital or other corporate purposes. The Company is not borrowing under the Credit Agreement at this time, but may borrow from time to time as opportunities and needs arise.

Loans under the Credit Agreement will bear interest either at: (i) the greater of (a) LaSalle’s prime rate in effect from time to time and (b) the federal funds rate in effect from time to time plus 0.5% or (ii) the applicable London interbank offered rate plus the applicable margin for such loans which ranges between 0.625% and 1.75% based on the Company’s leverage ratio at the time of the borrowing. The Company will pay an annual facility fee of $5,000 to each of the four Lenders, payable at the closing to the Administrative Agent and annually thereafter on the anniversary of the closing date.

The Credit Agreement contains customary representations and warranties as well as customary negative and affirmative covenants. Negative covenants include, among others, limitations on additional indebtedness, liens, guarantees and capital leases. In addition, the Credit Agreement requires that the Company maintain the following financial covenants: (a) an interest coverage ratio of not less than 2.50 to 1.00, (b) total debt to EBITDA of not greater than 3.25 to 1.00 and (c) a net worth of not less than 80% of the Company’s net worth at March 31, 2007, stepping up quarterly by 50% of quarterly net income beginning with the quarter ended June 30, 2007.

The Credit Agreement contains customary events of default. Upon the occurrence and during the continuance of an event of default, the Lenders may declare the outstanding advances and all other obligations under the Credit Agreement immediately due and payable. The Company’s indebtedness under the Credit Agreement is collateralized by liens on substantially all of the Company’s personal property as defined in the Guaranty and Collateral Agreement.

The description of the Credit Agreement and the Guaranty and Collateral Agreement contained herein is qualified in its entirety by reference to such agreements, copies of which are filed herewith as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 1.02	Termination of Material Definitive Agreement

The information included in Item 1.01 of this Current Report with respect to the termination of the Company’s existing credit agreement and is incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation of a Registrant

The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 5.02	Departure of Directors and Principal Officers; Election of Directors; Appointment of Principal Officers

On May 17, 2007, David L. Abbott submitted to the Board of Directors of Multi-Color Corporation notice of his decision to resign his position as a director effective on June 30, 2007. Mr. Abbott advised the Board that his resignation was due to other professional and personal commitments.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated as of May 15, 2007 among Multi-Color Corporation, as the Company, The Various Financial Institutions Party Hereto as Lenders, and LaSalle Bank National Association, as Administrative Agent

10.2	Guaranty and Collateral Agreement dated as of May 15, 2007 among Multi-Color Corporation and the Other Parties hereto, as Grantors, and LaSalle Bank National Association, as the Administrative Agent

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTI-COLOR CORPORATION

By:	/s/ Dawn H. Bertsche
Name:	Dawn H. Bertsche
Title:	Senior Vice President Finance and Chief Financial Officer and Secretary

Date:	May 18, 2007